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                                                               Exhibit 3.3
                              ZYCAD CORPORATION

                           CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                     (Pursuant to Section 242 of the General
                     Corporation Law of the State of Delaware)

Phillips W. Smith, President and Chief Executive Officer, and Douglas E. Klint, Secretary, of Zycad Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify:

     FIRST: That on November 1, 1996, the Board of Directors of Zycad Corporation did, by its resolution adopted at a duly constituted meeting of said Board, propose an amendment, as hereafter set forth, to the Certificate of Incorporation of said Corporation, and declared the advisability of such amendment, and directed that the amendment be presented for the consideration of the stockholders of said Corporation at the next special meeting of the stockholders.

     SECOND: That at the duly constituted special meeting of the stockholders of said corporation held on December 5, 1996, the corporation adopted a resolution adopting such amendment, in accord with the provisions of Section 242 of the General Corporation Laws of the State of Delaware.

     THIRD: That there has been duly adopted, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, an amendment to the Certificate of Incorporation of Zycad Corporation which amends paragraph 4 (a) of Article 4 to read as follows:

          "The corporation is authorized to issue a total of 42,000,000 shares of all classes of stock, of which, 40,000,000 shall be shares of Common Stock with a par value of $0.10 per share and 2,000,000 shall be shares of Series Preferred stock with a par value of $0.10 per share."

     IN WITNESS WHEREOF, said Zycad Corporation has caused this Certificate to be signed by Phillips W. Smith, its President and Chief Executive Officer, and attested by Douglas E. Klint, its Secretary, this 5th day of December 1996.

                                            ZYCAD CORPORATION

                                            By /s/ Phillips W. Smith
                                               ----------------------------
                                                     Phillips W. Smith
                                                     President and CEO
ATTEST:

By  /s/ Douglas E. Klint
------------------------------
      Douglas E. Klint
      Secretary


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